Filed pursuant to Rule 424(b)(3)
1933 Act File No. 333-262271

MARCH 1, 2024

SUPPLEMENT TO THE FOLLOWING PROSPECTUS:
HARTFORD SCHRODERS PRIVATE OPPORTUNITIES FUND

DATED JULY 28, 2023
AS RESTATED SEPTEMBER 15, 2023

This Supplement contains new and additional information regarding Hartford Schroders Private Opportunities Fund and should be read in connection with the Prospectus.

Effective as of March 1, 2024, the following changes are being made to the Prospectus of Hartford Schroders Private Opportunities Fund (the “Fund”):

1.         As of March 1, 2024, the Fund will no longer be automatically restricted from investing in certain companies within its investment universe. The Fund’s sub-advisers will continue to integrate financially material environmental, social and governance characteristics (when available for an issuer) into their investment process. As a result, the following changes are being made to the Fund’s Prospectus:

a.       The sections entitled “Summary of Terms – Investment Opportunities and Strategies” and “Investment Objective and Strategies – Investment Opportunities and Strategies,” are each revised to delete the final sentence of the second paragraph.

b.       In the section entitled “Summary of Terms - Portfolio Composition,” the paragraph entitled “ESG Restrictions” is deleted in its entirety.

c.       In the section entitled “Investment Objective and Strategies - Portfolio Composition,” the paragraph entitled “ESG Restrictions” is deleted in its entirety.

d.       In the sections entitled “Summary of Terms – Risk Factors” and “Types of Investments and Related Risks,” the paragraph entitled “ESG Restrictions Risk” is deleted in its entirety.

2.         As of March 1, 2024, current or retired officers, directors and employees (and their spouse (or legal equivalent recognized under state law)) of the Fund, The Hartford, Hartford Administrative Services Company, and their affiliates are eligible to purchase Class SDR Shares of the Fund. Accordingly, the fourth paragraph of the section entitled “Choosing a Share Class” is revised to add current or retired officers, directors and employees (and their spouse (or legal equivalent recognized under state law)) of the Fund, The Hartford, Hartford Administrative Services Company, and their affiliates to the list of investors eligible to purchase Class SDR shares without being subject to the $5,000,000 minimum investment amount.

This Supplement should be retained with your Prospectus for future reference.

March 2024

HV-7654

Filed pursuant to Rule 424(b)(3)
1933 Act File No. 333-262271

MARCH 1, 2024

SUPPLEMENT TO THE FOLLOWING STATEMENT OF ADDITIONAL INFORMATION:
HARTFORD SCHRODERS PRIVATE OPPORTUNITIES FUND

DATED JULY 28, 2023

This Supplement contains new and additional information regarding Hartford Schroders Private Opportunities Fund and should be read in connection with the Statement of Additional Information.

Effective as of March 1, 2024, the following changes are being made to the Statement of Additional Information (“SAI”) of Hartford Schroders Private Opportunities Fund (the “Fund”):

As of March 1, 2024, the Fund will no longer be automatically restricted from investing in certain companies within its investment universe. The Fund’s sub-advisers will continue to integrate financially material environmental, social and governance characteristics (when available for an issuer) into their investment process. As a result, the following change is being made to the Fund’s SAI: In the section entitled “Investment Risks,” the paragraph entitled “ESG Restrictions Risk” is deleted in its entirety.

This Supplement should be retained with your Statement of Additional Information for future reference.